Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

CONTACT:

SatCon Technology Corporation®

Gary Brandt, 617-897-2407

VP, Corporate Development

SATCON ANNOUNCES ORGANIZATIONAL CHANGES

Company Establishes Business Units With Product Line Orientation Focused on High Growth Markets

Boston, MA – April 20, 2006 — SatCon Technology Corporation® (Nasdaq NM: SATC), a developer and manufacturer of power electronics and motors for the alternative energy markets today announced that Clemens van Zeyl has joined the Company as President of SatCon’s Subsidiary, SatCon Power Systems Canada, Ltd., focused on the emerging worldwide Alternative Energy markets. Clemens was President and CEO of Inverpower, the Canadian public company acquired by SatCon in 2001. Most recently, he was President and CEO of HERA Hydrogen Storage Systems Inc. Clemens van Zeyl, age 47, has a Bachelors Degree in Electrical Engineering from the University of Toronto and an MBA from York University. SatCon Power Systems Canada, Ltd. manufactures commercial grade inverters for the photovoltaic, fuel cell and wind markets that have been a source of considerable revenue growth over the last two years. By drawing on Clemens’ experience, SatCon is now better equipped to expand its manufacturing output in Burlington while improving operational efficiency and broadening alternative energy market initiatives.

SatCon also announced the establishment of business units aligned with its product and market initiatives to establish greater accountability for operating results within each product line. Mike Turmelle, as President of SatCon Power Systems, USA will focus the efforts of that organization in Hybrid Electric Vehicle product development. Jack Worthen, as President of SatCon Electronics will continue to grow the Marlboro operation and develop and market new micro- power management products. SatCon Applied Technology, with Bill O’Donnell as President will continue to pursue government defense and energy related contract work that supports the long-term interests and product focus of the entire corporation. Applied Technology will also support the other business units by performing internal R&D in support of new products for the alternative energy and HEV markets.

The Company also announced that Dr. Millard Firebaugh, President and Chief Operating Officer, will be retiring effective May 31, 2006. Dr. Firebaugh cited a personal desire to spend more time with his family as the reason for his decision to retire. Dr. Firebaugh will continue to serve on a part-time basis to facilitate the organizational changes and assist SatCon in executing a number of alternative energy initiatives.

“Under Millard’s leadership, our company has made tremendous strides towards establishing a truly sustainable growth-oriented business model,” said David Eisenhaure, Chairman and Chief Executive Officer. “We have streamlined operations, installed new processes to ensure accountability, deepened our strategic planning processes, strengthened the management team, and improved our corporate governance while positioning the Company for sustainable growth. I am confident that, over the longer term, the systems he has implemented will lead to growth, profitability and improved shareholder value.”

“This past year at SatCon has been personally very satisfying,” said Dr. Firebaugh. “I believe SatCon is firmly on the path of providing important technical solutions for the awesome energy problems that face our society. Our superb products are already commanding market share and delivering growth. While there is never a perfect time to depart, I am confident that the steps we have taken will sustain a new, important future for SatCon.”

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of electronics and motors for the Alternative Energy, Hybrid-Electric Vehicle, Grid Support, High Reliability Electronics and Advanced Power Technology markets. For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.